Exhibit 99.1

Public Relations

470 Park Avenue South, New York, NY 10016	(212) 725-4500	NEWS

Contact:	Harvey Kamil	Carl Hymans
	NBTY, Inc.	G.S. Schwartz & Co.
	President & Chief Financial Officer	212-725-4500
	631-200-2020	carlh@schwartz.com

NBTY ANNOUNCES PRELIMINARY UNAUDITED NET SALES RESULTS FOR APRIL 2009

RONKONKOMA, N.Y. – May 11, 2009 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced the following preliminary unaudited net sales results for the month of  April 2009 by segment:

NET SALES

(Preliminary and Unaudited)

FOR THE MONTH OF APRIL

($ In Millions)

	2009	2008	% Change

Wholesale / US Nutrition	$132	$105	26%

North American Retail	$18	$17	4%

European Retail	$48	$49	-2

Direct Response / E-Commerce	$17	$18	-8%

Total	$214	$189	13%

North American Retail same store sales increased 2% for the one month period.  European Retail net sales for April 2009 include $9 million from Julian Graves, which NBTY acquired in September 2008.  Excluding Julian Graves sales, European Retail net sales increased 7% in local currency (British Pound Sterling), and decreased 21% in US dollars for the period.

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty® (www.NaturesBounty.com), Vitamin World® www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com), Rexall® (www.Rexall.com), Sundown® (www.SundownNutrition.com), MET-Rx® (www.MetRX.com), Worldwide Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU® (www.SISU.com), Solgar® (www.Solgar.com), Good ‘n’ Natural® (www.goodnnatural.com), Home Health™ (www.homehealthus.com), Julian Graves, and Ester-C® (www.Ester-C.com) brands.  NBTY routinely posts information that may be important to investors on its web site.